As filed with the Securities and Exchange Commission on September 18, 2008

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MYSKIN, INC.
(Exact name of registrant in its charter)

California	8000	26-1391338
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

811 Victoria Street
Costa Mesa, CA 92627
 (949) 209-8953
(Address and telephone number of principal executive offices)

811 Victoria Street
Costa Mesa, CA 92627
(Address of principal place of business or intended principal place of business)

With copies to:

MySkin, Inc. Attn: Marichelle Stoppenhagen 811 Victoria Street Costa Mesa, CA 92627 Phone: (949) 209-8953	Mark C. Lee WEINTRAUB GENSHLEA CHEDIAK 400 Capitol Mall, 11th Floor Sacramento, CA 95814 (916) 558-6031 office (916) 446-1611 facsimile

 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, $.001 par value	210,000	$0.20	$42,000	$1.65

(1)
Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Management, based on previous offerings made by the Company, has estimated the offering price per share in order to calculate the registration fee.

(2)	Estimated in accordance with Rule 457(o) solely for the purposes of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2008

PRELIMINARY PROSPECTUS

MYSKIN, INC.

Resale of 210,000 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 210,000 shares of our issued and outstanding common stock, par value $.001 per share, by the selling stockholders listed herein. The shares were acquired by the selling shareholders directly from us or from third parties in private offerings that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders include principal shareholders.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders may offer and sell such shares using this prospectus in transactions initially at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter prevailing market prices or privately negotiated prices as determined by the selling stockholders. For a description of the plan of distribution of these securities, please see “Plan of Distribution.”

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Investing in our common stock involves very high risks. See “Risk Factors” on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock.

The date of this prospectus is                     , 2008.

PROSPECTUS SUMMARY

    This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

    This prospectus covers the resale of up to an aggregate of 210,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Our Business

    MySkin, Inc. (“MySkin”, the “Company”, “we”, or “our”), a California Corporation, was incorporated on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.

MySkin offers a personalized medspa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client will be assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan.

We offer skin resurfacing, skin rejuvenation, vein treatment, microdermabrasion, hair reduction, and chemical.

    We sell a wide variety of aesthetic and therapeutic skin care products to help prevent pre-mature aging, photo-damage, hyperpigmentation (irregular or patchy discoloration of the skin), acne and soft tissue deficits, such as fine lines and wrinkles. These products are designed to improve the underlying health of patients' skin.

Given sufficient capital, we plan to acquire and grow our locations nationwide, as described more fully in “Description of Business.”

Corporate Information

    Our principal executive offices are located at 811 Victoria Street, Costa Mesa, California 92627.  Our telephone number is (949) 209-8953.  Our website is www.myskinmed.com.

THE OFFERING

Common Stock	Up to 210,000 shares of common stock may be offered under this prospectus by the selling stockholders.

Common Stock Outstanding
Common stock outstanding prior to this offering	1,420,000 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	1,420,000 shares

Proposed OTC Bulletin Board Symbol	Common stock: “”

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at September 18, 2008.

SELECTED FINANCIAL AND OPERATING DATA

In the table below, we provide you with our historical summary financial data for the six month period ended June 30, 2008 from our unaudited financial statements and for the period of inception through December 31, 2007 from our audited financial statements included elsewhere in this prospectus. We also are providing you with our financial data for the fiscal year ended December 31, 2007 derived from our audited financial statement included else where in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	Six Months Ended	Inception through
	June 30, 2008	December 31,
	(Unaudited)	2007
Revenues
Services	$18,134	$352
Product	13,978
Total Revenue	32,112
Cost of Sales	18,096	55
GROSS PROFIT	14,016	297

Selling, general and administrative expenses	46,412	9,421
NET LOSS	(32,396)	(9,124)
NET LOSS PER SHARE OF COMMON STOCK	$(0.03)	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,244,000	1,000,000

           The table below sets forth our balance sheets as at June 30, 2008 from our unaudited financial statements included elsewhere in this prospectus. We also are providing you with a summary of our balance sheets as at December 31, 2007, derived from our audited financial statement included else where in this prospectus. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “ Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,714	$356
Accounts receivable	100	-
Inventory	11,981	6,330
Prepaid expense	1,000	-
Due from related parties	2,473	8,349
TOTAL CURRENT ASSETS	97,268	15,035
Fixed assets, net of accumulated depreciation of $875 and zero at June 30, 2008 and December 31, 2007, respectively	6,625	7,500
TOTAL ASSETS	$103,893	$22,535

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$61,418	$30,659
TOTAL CURRENT LIABILITIES	61,418	30,659

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,420	1,000
Additional paid in capital	82,575
Accumulated deficit	(41,520)	(9,124)
Total stockholders' equity (deficit)	42,475	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	103,893	$22,535

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this prospectus contains forward-looking statements involving risks and uncertainties. You can identify these statements by forward-looking words including “believes,” “considers,” “intends,” “expects,” “may,” “will,” “should,” “forecast,” or “anticipates,” or the equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties. Forward-looking statements are not guarantees of our future performance or results, and our actual results could differ materially from those anticipated in these forward-looking statements. We wish to caution readers to consider the important factors, among others, that in some cases have affected and in the future could affect our actual results and could cause actual results for future fiscal years, to differ materially from those expressed in any forward-looking statements made by or on behalf of us. These factors include without limitation, the ability to obtain capital and other financing in the amounts and times needed, identification and completion of suitable acquisition candidates and businesses in our intended industry focus and the realization of forecasted income and expenses by those businesses, initiatives by competitors, price pressures, and other risk factors discussed below under the heading “Risk Factors”.

The risks described below are the ones we believe are most important for you to consider. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISK FACTORS

Risk Factors

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Until recently, we were a development stage company with a limited operating history upon which an evaluation of management's performance and our future prospects can be made.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. Our business plan involves operations in a highly competitive industry with few barriers to entry and our working capital, including the funds available to market our services, is limited.  There are no assurances whatsoever that we will ever successfully implement our business plan, generate any significant revenues, attain profitability or positive cash flow from operating activities.  In addition, following the date of this prospectus we will become subject to the reporting requirements of the Securities Exchange Act of 1934 with respect to quarterly, annual and other reports to be filed with the SEC.  These reporting obligations will require us to spend significant amounts on audit and other professional fees.  Because of our limited capital resources we may be unable to meet our working capital requirements which would have a material adverse effect on our business, financial condition and results of operations.  We are subject to all the risks inherent in a start-up enterprise.  Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

We have incurred losses in prior periods and may incur losses in the future.

We incurred net losses of $41,520 for the period from November 15, 2007 (inception) to June 30, 2008. We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

We have incurred losses as a result of our development stage expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

Competition in the medspa industry is highly competitive and there is no assurance that we will be successful in growing our business and achieving our objectives.

The medspa industry is highly competitive. We compete with numerous individuals and companies, some of which have substantially greater experience, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable locations and clients. We cannot predict if we will succeed in generating sufficient revenue and profits to grow our business and achieve our expansive objectives.

Our business may be adversely affected by any downturn in the U.S. economy and other market factors outside of our control.

Our business is dependent on discretionary consumer spending. A significant downturn in the national economy, heightened inflation and prolonged economic weakness in the spending of discretionary funds, could adversely affect our business, financial condition and results of operations. Our products and services are not eligible for insurance reimbursement and as such any reduction in consumer spending may adversely affect our business. Although we believe we have adopted an effective strategy of steady growth so that we would be less negatively influenced by adverse economic conditions, there can be no assurance that we will be successful in expanding the nature and scope of our product and service offerings.  In such an environment, our business, financial condition and results of operations could be materially and adversely affected.

We may not succeed in establishing intellectual property or our brand name, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish our brand name or trademark.  Currently, we do not have a registered trademark or other intellectual property.  If we cannot establish our brand identity through our trademark, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our brand in the marketplace will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts.  If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.  If we fail to register MySkin as a trademark it may hurt our efforts to build brand identity.

 If any of our third party suppliers or manufactures is required to obtain regulatory approval and fail to obtain or maintain the regulatory approvals, and cannot adequately meet our supply needs, our business could be harmed.

We use third party products, equipment and other supplies that are available from limited commercial sources.  Some of these products and equipment are regulated by the FDA, and our supply may be interrupted or impaired by regulatory issues that such vendors may experience.  There is no guarantee that any such vendors will be able to meet existing regulatory requirements without significant expense, or be able to satisfy any new regulatory requirements. We may not have the ability to substitute material from an alternate source.  If we experience product or equipment shortages as a result of any regulatory issues experienced by our vendors or for any other reason, such shortages could have an adverse impact on our ability to sell our services and products and negatively impact our revenue.

If we are unable to avoid significant exposure to product liability claims, our business could be harmed.

We are exposed to professional and product liability and other claims in the event that our services or the use of our products is alleged to have resulted in adverse effects.  While we will continue to take precautions, we may not avoid significant product liability exposure.  We do not currently maintain product liability insurance, and there is no guarantee that we will have coverage in the future sufficient to alleviate this risk.  If we are sued for any injury caused by our services or products we use, we could suffer a significant financial loss.

We lack long-term contracts with vendors and clients and there can be no assurance that we will successfully establish or maintain any long-term contracts to buy or sell ours products and services in the future.

The medspa industry is predominantly a localized industry with few dominant companies and many single owner locations.  As such, there is significant competition for vendors and clients and less incentive for long term contract opportunities.  Additionally, we do not have long-term contracts with our vendors to buy and sell our products.  We may not be able to sell our current product line and have to sell an alternative product line which may not have customer acceptance.  This could adversely affect our product revenue.  Additionally, due to our relative small size and order volume, larger competitors may obtain price advantages due to larger volume of sales in the same products.  We plan to establish long term contracts with our product vendors which would give us volume discounts when certain goals were accomplished.

We have generated little revenue from our business and we may need to raise additional funds in the near future. If we are unable to do so, we might be forced to discontinue our operations.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our sales activities, the acquisition of competitors, purchase of equipment or additional property leases and various market conditions. We believe that the net proceeds from our prior capital raising activities, together with our current and projected revenue and cash flow from future operations, if any, will not be sufficient to fund our working capital and other capital requirements in the future. We will require additional capital to conduct our business activities. Based on current and expected operations, we anticipate that we will require approximately $250,000 to fund our operations over the next twelve months. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our planned expansion and/or otherwise materially reduce our operations. Even if such funds are available, there can be no assurance that our business will be successfully developed or received. . If we are to sell additional shares, such sale may result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and meet our business objectives, which might result in the loss of some or all of your investment in our common stock.

We are dependent on key personnel to operate and grow our business.

Our success will be largely dependent upon the efforts of Marichelle Stoppenhagen. We do not currently have an employment agreement with Ms. Stoppenhagen. The loss of the services of this individual could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individual in the future. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel.

No  public trading market currently  exists for our common stock, which makes it difficult for our stockholders to sell their common stock.

Our shares of common stock are not currently publicly traded. We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active public market will develop or be sustainable for our common stock. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Our President and Chairman holds a controlling interest in our company, and she may be able to control or influence certain corporate actions without approval by other stockholders.

As of August 1, 2008, our President and Chairman, Ms. Stoppenhagen beneficially owns approximately 70% of our outstanding common stock. As a result, she may be able to control or substantially influence the outcome of matters requiring approval by the stockholders of the Company, including the election of directors and approval of significant corporate transactions.

We have never paid dividends and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the future trading price of our common stock, lower our value and make it more difficult for us to raise capital.

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the future trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of September 18, 2008, we had 1,420,000 shares of common stock outstanding, of which 210,000 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.  We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under rules proposed by the SEC on August 6, 2006 we will be required to include management's report on internal controls as part of our annual report for the fiscal year ending December 31, 2009 pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules, an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report for the fiscal year ending December 31, 2009. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders. The offering price of $0.20 per share was established by our board of directors based on the estimated value of our Common Stock only from past offerings and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The shares to be sold by the selling stockholders are shares of our common stock that are currently issued and outstanding.  Accordingly, there will be no price dilution to our existing shareholders or purchasers of such shares. Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

The following table identifies the selling stockholders, as of September 18, 2008, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling stockholder, (ii) the number of common shares that may be offered for the selling stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling stockholders assuming the sale of all of the common shares covered hereby by the selling stockholders.  The term "beneficially owned" means common shares owned or that may be acquired within 60 days.  The number of common shares outstanding for purposes of determining beneficial ownership as of September 18, 2008, was 1,420,000.  The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

 Except as described below, no selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. The Common Stock to be sold by the selling stockholders was issued in private placement transactions exempt from registration under the Securities Act in 2008.

            None of the selling shareholders are broker-dealers or affiliates of broker dealers.

				Beneficial
				Ownership of
	Beneficial			Common Stock
	Ownership of			After Offering
	Common Stock Before				% of
Name of Selling Stockholder and Position, Office or Material Relationship with Company	Offering—Number of Shares	% of Class	Shares Common Stock Registered Hereby	No.(1)	Class
Christian Chipouras (2)	1,000	*	1,000	0	*
Brookstone Capital, LLC (2)(3)	150,000	10.56%	150,000	0	*
Lisa Breneman (2)	1,000	*	1,000	0	*
Scott Burdick (2)	1,000	*	1,000	0	*
Linda Beck (2)	1,000	*	1,000	0	*
Josie Heasley (2)	1,000	*	1,000	0	*
Alicia Nichole Heasley (2)	1,000	*	1,000	0	*
Helen Joan Scott (2)	1,000	*	1,000	0	*
Gary Lynn Cate (2)	1,000	*	1,000	0	*
David Alan Oshiro (2)	2,500	*	2,500	0	*
Tracy Sweeney (2)	1,000	*	1,000	0	*
Joseph Millron (2)	1,000	*	1,000	0	*
A. Eugene Nalbandian (2)	10,000	*	10,000	0	*
Connie Cate (2)	1,000	*	1,000	0	*
Joel Cabotage (2)	1,000	*	1,000	0	*
Alison Murawski (2)	1,000	*	1,000	0	*
Marilyn Monaco (2)	1,000	*	1,000	0	*
Anthony Monaco (2)	1,000	*	1,000	0	*
Travis Saly (2)	750	*	750	0	*
Terresita M. Robb (2)	5,000	*	5,000	0	*
Corazon Bagsiyao (2)	1,000	*	1,000	0	*
Cecilia D. Marin (2)	1,000	*	1,000	0	*
Kathlyn Grace Kay (2)	1,000	*	1,000	0	*
Vicki Morris (2)	2,500	*	2,500	0	*
John A. R. Kater Trust, Dated March 18, 1994 (2)(4)	2,500	*	2,500	0	*
Jason Daniel Richee (2)	1,250	*	1,250	0	*
Peter D. Finch an Accountancy Corporation (2)(5)	5,000	*	5,000	0	*
Peter D. Finch (2)(5)	5,000	*	5,000	0	*
Petannafin Management Corporation (2)(5)	5,000	*	5,000	0	*
Jan Berger (2)	2,500	*	2,500	0	*
Total	210,000	100.00%	210,000	0	*

*	indicates less than one percent.

(1)
Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.

(2)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

(3)	Brookstone Capital LLC is controlled by Larry Kohler.

(4)	John A. R. Kater Trust is controlled by Cher Kater.

(5)	These entities are controlled by Peter D. Finch

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending, and have no knowledge of any threatened, litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our current directors and executive officers and the date such person became one of our directors or executive officers. Our directors were elected by a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board. There are no family relationships among our directors, executive officers, director nominees or significant employees. All of our directors, except for Ms. Stoppenhagen, are independent as determined by the NASDAQ listing standards.

Name	Age	Position
Marichelle Stoppenhagen	34	Director, President, Chief Financial Officer and Secretary

Jeremy Paye	31	Director and Chairman of Audit Committee

Paul Matthews	35	Director, Member of the Audit Committee

Marichelle Stoppenhagen has been a Director, President and Chief Financial Officer of Myskin since December 2007.  Ms. Stoppenhagen is a Registered Nurse who has four years of experience in the Medical Spa Industry.  Ms. Stoppenhagen worked for Sona MedSpa from 2004 until 2007. Prior to this, Mrs. worked as a Registered Nurse at New York University Hospital from 2001 until 2003.  Ms. Stoppenhagen holds a Bachelor of Science in Nursing from Dominican College in New York.

Jeremy Paye has been a Director and the Audit Committee Chairman of Myskin since April 2008. Since 2007, Mr. Paye has worked as a Director of Financial Services and Taxation for the Miven Group. From 2000 until 2007, Mr. Paye was a Tax Manager at KPMG and during his time there, he spent two years on a international assignment in Switzerland. Mr. Paye holds a B.S. in Business from Montana State University-Bozeman and is licensed as an Enrolled Agent and Notary Public.

Paul B. Matthews has been a Director of Myskin since April 2008.  From 2005 until present, Mr. Matthews has worked as a Senior Management Consultant for Hagerty Consulting.  Mr. Matthews founded Geneva Roth Holdings Group/Roth Management LLC in November 1994 and served as a Principal and Partner until August 2003.  From July 1995 until February 2001, Mr. Matthews worked as a Commodities and European Credit Analyst with Refco Group, LTD.  Mr. Matthews holds a B.S. in Business and a B.A. in Economics from Indiana University-Bloomington and a Masters in Business Administration from the University of Texas at Austin where he attended from 2003 to 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 18, 2008, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such outstanding common stock, (b) each director of the Company, (c) each named executive officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding. Share ownership is deemed to include all shares that may be acquired through the exercise or conversion of any other security immediately or within the next sixty days. Such shares that may be so acquired are also deemed outstanding for purposes of calculating the percentage of ownership for that individual or any group of which that individual is a member. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature Of Beneficial Ownership(2)	Percent of Class
Brookstone Capital LLC	Common	150,000	10.6%

Marichelle Stoppenhagen	Common	1,000,000	70.4%

Jeremy Paye	Common	5,000	0.3%

Paul Matthews	Common	150,000	10.6%

All Executive Officers and Directors as a Group (3)		1,155,000	81.3%

Total		1,305,000	91.9%
___________

(1)	The address of Ms. Stoppenhagen, Mr. Paye, and Mr. Matthews is c/o Marichelle Stoppenhagen: 811 Victoria Street, Costa Mesa, CA 92627.
(2)	The foregoing beneficial owners hold investment and voting power in their shares.

DESCRIPTION OF SECURITIES

We have 1,420,000 shares of our common stock issued and outstanding as of September 18, 2008.

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any of our assets legally available therefor.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights.

This stock is considered a penny stock as such Penny Stocks must, among other things:

•	Provide customers with a risk disclosure statement, setting forth certain specified information prior to a purchase transaction;
•	Disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker-dealer's offer price for the Penny Stock;
•	Disclose the aggregate amount of any compensation the broker-dealer receives in the transaction;
•	Disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction;
•
Deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock. Non-stock exchange and non-NASDAQ stocks would not be covered by the definition of Penny Stock for:

(i)   issuers who have $2,000,000 tangible assets ($5,000,000 if the issuer has not been in continuous operation for 3 years);

(ii)  transactions in which the customer is an institutional accredited investor; and

    (iii) transactions that are not recommended by the broker-dealer.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Preferred Stock

We have authorized 5,000,000 shares of preferred stock of which none are issued and outstanding. Our board of directors has the authority to determine the designation of each series of preferred stock and the authorized number of shares of each series. The board of directors also has the authority to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of preferred stock and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Any or all rights of the preferred stock may be greater than the rights of the common stock. The issuance of preferred stock with voting and/or conversion rights may also adversely affect the voting power of the holders of common stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by California General Corporation Law, our articles of incorporation and our bylaws. Certain provisions of the California Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in our control. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under California law.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by Goldman Parks Kurland Mohidin, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The validity of the shares of common stock offered by the selling stockholders will be passed upon for the us by the law firm of WEINTRAUB GENSHLEA CHEDIAK, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The California Corporations Law, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of us as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

General

Until recently, we were a development stage enterprise.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.  MySkin offers a personalized medspa experience.

We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client will be assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan.

Given sufficient capital, we plan to acquire and grow our locations nationwide through developing mobile medspas, acquiring failed medspas, and by opening new store locations near young retirement communities.

We have minimal revenues, minimal operations, and have been issued a going concern opinion by our auditors and require additional capital to fund our operations.

Our Services

Skin Resurfacing - Done in a series of treatments for no down time, skin resurfacing is designed to reduce scars, lines and wrinkles and uneven tones using a laser.

“With the High Power Pixel 2940, preprogrammed laser energy passes through the patented Pixel micro optics lens array and penetrates the skin. It creates an ablative thermal channel at the pixel area - a micro-injury - without disturbing the surrounding tissue. Those micro-injured areas start the process of healing and the untreated area acts as a reservoir for rapid restoration. As collagen remodels, skin tightens and texture improves. The gentleness of the procedure allows delicate areas such as the neck, chest and hands to be treated as safely as the face with little risk of infection. There is little downtime or discomfort, and no analgesia, gels or other disposables are required.” (www.almalasers.com)

Skin Rejuvenation - This treatment is also known as laser toning, photofacial or collagen remodeling. It was designed to elevate the telltale signs of aging and damaged skin. It can also reduce the redness and flushing of rosacea. There is limited to no down time. For optimum results, treatments are spaced three weeks apart and done in a series of four sessions. New collagen forms, lines and wrinkles soften and discoloration becomes less noticeable. Some other benefits: sunspots will fade, pores will shrink, fine lines and wrinkles will gradually decrease. Results are evident even after one treatment.

We use Advanced Fluorescence Technology (“AFT”) to treat superficial vascular and pigmented irregularities to improve a patient's skin color.  “AFT is the next generation of intense pulsed light. It takes formerly unused short-wavelength light and converts it into part of the usable spectrum through a special filtering system. It increases emission and penetration, for safer and more effective treatments. AFT also delivers equally distributed fluence, which means that every pulse has uniform energy density across the entire output face. This fluence ensures repeatable results and remarkable safety. AFT yields a more efficient system for ideal clinical improvements, less discomfort and minimal skin damage.” (www.almalasers.com)

Vein Treatment - Spider veins, leg veins and facial veins are small red to blue and purple blood vessels can be effectively treated by the laser. A precise dose of energy can be delivered to each vein with minimal risk to the skin. Typically, multiple treatments are necessary to achieve optimum results.

Hair Reduction - This process of using a low energy laser to effectively remove unwanted hair from the body. Laser treatments leave your skin looking and feeling smoother and silkier. And best of all, hair removal treatments are safe, fast, gentle and effective alternative for hair removal. After treatment you can return to your normal activities immediately.

Hair removal is the most popular light-based aesthetic procedure. Using a novel 650 - 950 nm AFT handpiece, we can deliver fast, effective results for hair reduction on most skin types. This SHR handpiece has contact cooling and uses IN-Motion™ technology for virtually pain-free procedures with little or no downtime.

To perform light-based hair removal, a large rectangular window emitting broad-spectrum light is applied to the surface of the skin. The energy travels through the epidermis and dermis until it strikes the hair follicle, which contains a dense, melanin-rich hair shaft and bulb.

The dark-colored melanin absorbs the light and rises quickly in temperature, destroying the hair-producing cells surrounding the follicle. Because the heat is not sustained, damage does not occur outside the follicle area.

Microdermabrasion - This is a professional exfoliating process that utilizes state-of-the-art medical grade equipment to polish the skin’s surface. Microdermabrasion leaves the skin feeling silky and new. Long-lasting results are obtained with microdermabrasion after 5 – 10 treatments over 8-10 months. Multiple treatments will stimulate the production of collagen reducing the appearance of fine lines and acne scars.  These treatments minimize large pores, even skin tone, and clears the complexion.

Chemical Peels - We perform a variety of mild and medium treatments.  A mild peel is generally suitable for most clients. Mild and medium peels normally require repeated treatments - as often as every six weeks (for light peels) and two to three months (for medium peels).   Alternatively, a peel and facial regime may be established that is suitable for customer’s skin type and cosmetic objectives.

Injectibles - We offer our customers Botox® and Juvederm™ which are designed for treating frown lines, forehead wrinkles, crows feet nasolabial folds (the areas between the nose and the corners of the mouth) and marionette lines (the areas below the corners of the mouth).

Our Products

We sell a wide variety of aesthetic and therapeutic skin care products to help prevent pre-mature aging, photo-damage, hyperpigmentation (irregular or patchy discoloration of the skin), acne and soft tissue deficits, such as fine lines and wrinkles. These products are designed to improve the underlying appearance of patients' skin.

We currently sell skin care lines from Allergen, Inc., Obagi Medical Products, Inc., and ColorScience

Strategy

We plan to expand by developing mobile medspas, acquiring failed medspas, and by opening new store locations near young retirement communities.  We plan to implement a sustainable business model focused on:

•	Cost containment;
•	Lead generation;
•	Front desk manner;
•	Superior customer relations;
•	Customer retention;
•	Minimizing employee turnover; and
•	Maintaining high employee job satisfaction;

Our goal is to generate revenue levels relative to cost structure that allow for break even by the end of fiscal year 2009.  In addition, we plan to offer higher frequency, lower price point services that keep utilization levels high to drive client growth and satisfaction; the ability to differentiate quality, service and safety vis-а-vis the competition; and strong marketing / advertising to effectively deliver the message to the target customer.  In the next 12 months, we believe we will need to raise an additional $250,000 to execute our plans of acquisition and expansion.  We will need to scale back our growth to the extent we are unable to raise this money.

We will implement the following keys to maximize our potential for future success:

1.	Lead Generation. Focus on lead generation by utilizing low cost marketing tactics.

2.	Front Desk Manner. The front desk staff will be the first impression on the customer and sets the experience which leads to increased satisfaction and sales.

3.
Customer Relations.  Staff members will understand the importance of bonding with customers and striking the perfect balance between professional expertise, ethics, credibility, and personal chemistry, for higher client retention. We believe in hiring the highest caliber of practitioners.

4.
Customer Retention.  The client develops a sense of loyalty and devotion to the medspa which supersedes superficial attractions such as price, discounts, location, and other factors. Unlike the patient acquisition in medical practices, customer loyalty has to be earned. While doctors use insurance providers to drive patients in the door, MedSpa customers pay out of pocket for their services. As a result, the competition to win and retain this new breed of "retail" aesthetic client is fierce. MySkin will make a point to teach each manager how to deal with this challenge by providing them with loyalty building programs containing special offers and events to take the relationship with each client to a higher level.

In any area we target for entrance, we will first plan and develop a strategy specific to the marketplace.  A comprehensive market analysis will be done.  This will include studying the demographics.  We will also see whether the market is saturated by other medspas. A feasibility study will then be done.  A site selection will then be performed.

Next, we will recruit and train a Registered Nurses in the focus area which we will train to be the center’s director.  The director will be trained in our standard operating procedures, medical protocol templates, sales and service training and financial management. Upon completion, we will work with the director to hire staff which is composed of trained and licensed individuals who understand how to provide comfort and compassion to our client/patients. A characteristic of our team members will be self-motivated, high-energy individuals who have a thirst for knowledge and have mastered their skills. A bonus and option program will be tied to attaining specific revenue goals with the attempt to maintain a positive atmosphere and keep the staff focused and functioning as a team as well as retaining staff.

MySkin Services and Products

MySkin uses the latest techniques to treat the skin in order to enhance the skin’s appearance.  Treatments which include laser options with our new Harmony XL, injectibles, and chemical peels, are performed in a safe environment by our licensed and experienced skin care specialist.

Complete Skin Analysis

MySkin will evaluate several factors related to the client’s skin, and will share the results of this evaluation in a personal and confidential discussion with each client.  From there, a client specific regiment will be proscribed that addresses the needs of their skin in the following areas:

Preservation - These treatment packages are designed to preserve the client’s skin and to keep it clear of imperfections. Our staff will coach the client on lifestyles, habits, treatment options, simple daily skin care regimens and more that can play a role in looking younger longer.

Repair - Our professional reviews programs with the client which are meant to be very “condition specific.”  These programs have been designed to correct unwanted conditions present on the skin, such as active acne, uneven skin tone, fine lines, wrinkles, sun damage, and other skin conditions .

Products

We currently sell a wide variety of skincare products.  These products complement the services performed and are discussed by the skincare professional with the client.

Vendors

Our vendor for our laser-based machine, the Harmony XL is Alma Lasers LTD. We purchase our injectibles from Allergan, Inc. and chemicals used in conjunction with the chemical peels from  Lucrèce Physicians' Aesthetic Research, Inc.  Our main vendors for our products are Allergen, Inc., Obagi Medical Products, Inc., and ColorScience which provide us with routine terms.

Marketing Plan

We plan to market the Company through the following strategies:

•	Market new services and products to current clients
•	Customer referral program and VIP program which will offer the customer rewards for referring new clients
•	Local advertising that targets customers in the immediate area
•	Customer acquisition of poorly performing medspas
•	Email marketing to through a monthly E-Newsletter which provides monthly specials.

We have developed a marketing strategy to promote our alternative age prevention health practices and treatments in a spa-like setting. This program will include ads, mailings, promotions, seminars and website. We have developed a project plan that maximizes the power of our brand, and product line, which identifies our facilities’ key market segments, including both skin care and anti-aging programs for many ages. The plan incorporates the pre-opening phase, the public launch, plus ongoing marketing activities to reinforce that the medical spa and products are easily recognized.

Using local and community papers, direct mail advertising, radio and some cable advertising we plan to use a modest budget. The print materials for newspaper will include bulleted services for both medspa services and a ‘free consultation’ invitation. We will create urgency with space is limited or limited time offer. After the opening of a new store, we will focus on direct mail aimed at our targeted demographic.

Our website will be a powerful business tool. Our web strategy and marketing plan will inform new clients, increase product sales, and improve profitability. Visually showcasing our medspa with photos, demonstrating before and after results of our procedures and treatments strongly benefits our business. We plan to have a FAQ’s page on common procedures as well as a page dedicated to alternative practices and up to date information on the latest in cosmetic products and services.

Our Medical Spa’s primary selling tool, our services menu, describes not only the treatments that are offered but details how each one is unique. Our menu is visually pleasing and reflects the unique atmosphere of our location and facility.

Product dispensing is a crucial service for the success of our spa. Benefits include increased revenue up to 30-40% of our medspa's total income. Our patients enjoy the convenience of one stop shopping and having our professional skin care expert spend time explaining the use of a home skin maintenance program. Our clients want to look younger, healthier and more radiant.

Another important marketing tool that we have is our signage. We are located and plan to locate future locations in high traffic areas.  Our signage will draw attention to our services in a clear and concise manner

We will hold weekly and monthly open house where clients can invite their to friends lectures on wellness issues acting as a vehicle to sell services and products. Discounts will be given for those who book an appointment that night.

With a large number of existing patients, many patients come in for the initial consults for microdermabrasion or laser hair removal (the lower priced items), and graduate to having more expensive procedures such as skin rejuvenation, Juvaderm, BOTOX. Skin rejuvenation, laser hair removal, microdermabrasion, and cosmetic injectables, provides a solid foundation to secure a full service medspa. From this platform, one can augment a variety of other treatments including Aesthetic skin care such as facial treatments, and massage and body therapies. Additionally, many patients will turn into clients within the spa services arena of our facility and visa versa.

Our media objectives are to establish our image as full service medspa with extras inclusive and a warm, friendly, tranquil atmosphere. We will maximize efficiency in the selection and scheduling of advertisements by;

Industry

Aesthetic Treatment Market

The aesthetic treatment market consists of a broad range of surgical and non-surgical procedures. The non-surgical aesthetic treatment market includes energy-based aesthetic treatments and treatments with facial injectables. According to Medical Insight, Inc., an independent aesthetic market research firm, the number of aesthetic treatment procedures worldwide that use energy-based technologies will grow from approximately 58 million in 2006 to over 170 million in 2011, representing a compound annual growth rate of approximately 24%. Medical Insight, Inc. estimates that global sales of energy-based aesthetic treatment devices will increase from approximately $1.1 billion in 2006 to over $1.8 billion in 2011, representing a compound annual growth rate of approximately 10%. Medical Insight, Inc. projects that the growth in sales of devices for certain high growth applications, such as skin tightening and body contouring, will significantly exceed the overall growth rate.

We believe the key factors contributing to growth in the markets for non-invasive aesthetic treatment procedures and energy-based aesthetic treatment devices include:

•	the aging populations of industrialized nations and rising discretionary income;

•	the increased awareness of non-invasive aesthetic treatment procedures and growing mainstream acceptance of these procedures;

•	enhanced non-invasive technologies offering faster results, reduced pain, improved recovery time and a broader range of treatment options; and

•	the expansion of the target customer base for energy-based aesthetic treatment devices to include non-core physicians and aesthetic spas.

Traditionally, non-invasive aesthetic treatment procedures using energy-based devices have been performed by dermatologists and plastic surgeons, or core physicians, of whom there are approximately 20,000 in the United States and approximately 40,000 throughout the rest of the world, according to Medical Insight, Inc. However, in recent years, a growing number of non-core physicians, including primary care physicians, obstetricians, gynecologists, ophthalmologists, and ear, nose and throat specialists, have incorporated energy-based aesthetic treatment procedures into their practices. Medical Insight, Inc. estimates that there are over 250,000 of these non-core physicians in the United States and over 500,000 throughout the rest of the world. These procedures generate a private-pay revenue stream that is unaffected by managed care and government payor reimbursement economics. While sales of energy-based aesthetic treatment devices to non-core physicians are growing steadily, Medical Insight, Inc. estimates that device penetration among non-core physicians is less than 10%, as compared to device penetration of approximately 45–70% among core physicians. According to Medical Insight, Inc., given the favorable economics associated with performing energy-based aesthetic treatments, the global energy-based aesthetic procedure volume performed by non-core physicians is expected to grow from nearly 14 million procedures in 2006 to over 45 million in 2011, much faster than overall procedure volume growth.

In addition, both in the United States and throughout the rest of the world, an aesthetic spa market is emerging, which includes day spas, destination spas, medical spas, and resort and hotel spas. Along with conventional massage, body, and skincare treatments, these facilities are beginning to introduce non-invasive energy-based aesthetic treatments performed by spa technicians and medical professionals. As of July 2007, there were an estimated 14,600 aesthetic spas in the United States, up 48% from 9,865 at the end of 2003, according to the International SPA Association, or ISPA. We believe that the international aesthetic spa market will grow faster than the U.S. market.

Laser and Intense Pulsed Light Technology.  Laser technology, which creates and amplifies a narrow, intense beam of light, has been used for medical and aesthetic treatments since the 1960s. Intense pulsed light technology was introduced in the 1990s and uses flash-lamps, rather than laser technology, to generate multiple wavelengths of light with varying pulse durations, or time intervals, over which the energy is delivered. Laser and intense pulsed light, or light-based, devices can be used to selectively target hair follicles, veins, collagen and the cells responsible for pigmentation.

For particular applications, an aesthetic treatment provider will use different laser and intense pulsed light technologies to optimize outcomes based on variances in energy absorption in the skin depending on the structure of the targeted skin (e.g., hair follicle or blood vessel) and the skin type (e.g., light or dark). Each type of laser and intense pulsed light technology operates at its own wavelength, measured in nanometers, which corresponds to a particular emission and color in the light spectrum. Particular wavelengths are generally regarded as optimal for particular applications and skin types. For example, hair follicles are best destroyed with an energy source at an 810nm wavelength, while vascular and pigmented lesions respond best to an intense pulse light energy source at a 540–950nm wavelength. In addition to selecting the appropriate wavelength for a particular application, laser and intense pulsed light treatments require an appropriate balance of energy level, pulse duration and spot size, to optimize safety and effectiveness for a specific aesthetic treatment. As a result, an aesthetic treatment practice typically requires multiple laser and intense pulsed light systems in order to offer a broad range of treatments to its client base.

Radiofrequency Technology.  Radiofrequency technology is used for the non-invasive treatment of wrinkles, skin tightening and the reduction of cellulite. These applications are among the fastest growing procedures in the aesthetic treatment market. Radiofrequency technology utilizes electromagnetic energy, instead of light-based energy, to heat the inner layers of the skin in a controlled manner while minimizing damage to the outer layer of the skin. Controlled delivery of radiofrequency energy to the inner layers of the skin stimulates collagen production, resulting in a reduction in wrinkles and the appearance of smooth skin. In addition, heating the inner layers of the skin causes the collagen in the skin to contract. This collagen contraction effect leads to skin tightening. In addition to skin tightening, this same mechanism can result in the reduction of cellulite.

Other Energy-based Technologies.  Other aesthetic treatment technologies being used or developed include non-invasive ultrasound and acoustic energy technologies. These technologies use focused acoustic energy waves to apply a predetermined amount of energy to targeted fat tissue below the skin surface. The acoustic wave is delivered in pulses and results in tissue heating that causes the destruction of fat cells within the tissue.

While advances have been made in recent years to laser, intense pulsed light and radiofrequency technology, many limitations remain. These include:

Patient discomfort and the need to use analgesics.  Many energy-based aesthetic procedures cause patients to experience varying degrees of pain and discomfort during the treatment, which often require the use of oral or topical analgesics.

Time-consuming pre-treatment preparations required by many aesthetic treatment technologies.  Many aesthetic procedures require pre-treatment preparations, such as the application of tracking gels or temporary grid patterns to skin in order to improve procedure outcomes. These pre-treatment procedures can significantly lengthen treatment times, which may adversely impact patient compliance and medspa profitability.

The need to purchase disposables with certain systems.  Many energy-based aesthetic treatment systems incorporate the use of disposable components, increasing the overall cost of system ownership.

Limited empirical evidence supporting long-term clinical benefits.  The aesthetic treatment system market continues to rely heavily on marketing initiatives, such as before-and-after photos, rather than empirical evidence in order to distinguish products and validate long-term therapeutic results.

Prevalence of single-application energy-based aesthetic treatment systems with limited upgradeability.  Many commercially available energy-based aesthetic treatment systems limit customers to one type of aesthetic procedure, causing them to make multiple capital investments in order to broaden their practice. In addition, many of these systems are not easily upgradeable, and customers may need to completely replace the system in order to keep pace with advances in technology.

Demographic and Economic Trends

In 2003, Americans spent just under $9.4 billion on cosmetic medical procedures. In 2004, consumers spent $44.6 billion on anti-aging products and services, and by 2009, the total anti-aging market is projected to reach $72 billion according to a February 2005 survey by Business Communications Co., Inc.

According to MedSpas of America, Inc. website (http://www.medspasofamerica.com/partners.html) the medspa revolution has been closely linked to the growing baby boomer generation.  Baby boomers tend to be well educated, with 87 percent being high school graduates while one in four is a college graduate. They are also one of the wealthiest population segments, and are among the most sophisticated purchasers. With a population of 75 million, baby boomers are the single largest buying group of medspa services.

•	12,000 Americans turn 50 every day

•	80 million people in the U.S. spend $500 million annually in hair removal procedures like waxing, shaving, and accessories

•	Women spend over $1 billion each year on electrolysis and lasers

The medspa client is primarily a female and between the ages of 35 and 50. In 2005 and 2006 this demographic had the majority of procedures: 5.3 million and 47 percent of the total. Those between 51 and 64 had 24 percent of the procedures patient’s between 19 and 34 had 24 percent, those 65 and older had 5 percent and 18 and under accounted for 1.5 percent. According to the United States census for 1990 and for 2000, the largest growth categories in population by age are the 50 to 54 year age group that has jumped by 54.9% since 1990. The next fastest growing age group is 45 to 49 years of age. This group has grown by 44.8% from 1990 to 2000.

America is getting older;

Age	1980	2003	2010
Under 18	28%	25%	24%
18 to 24	13%	10%	10%
25 to 34	16%	13%	13%
35 to 49	16%	23%	21%
50 to 64	15%	16%	19%
65 and older	12%	13%	13%

Source: U.S. Census.

By 2010 nearly one in five Americans will be between the ages of 50 and 64.Studies show the number of Americans over 55 will grow by 60% in the next 20 years and their buying power will exceed $2 trillion by 2007. In addition, within the next five years, boomers will experience the biggest transference of wealth in U.S. history, making them wealthier. According to U.S. Government statistics 16% of the G.D.P. will be spent on healthcare by the year 2010. As employers begin to drive healthcare costs back to consumers, consumers will begin to further scrutinize what exactly they are paying for. Effective and new healthcare approaches are being deployed in medical spa facilities as physicians are recognizing that life, beauty and health enhancement products and services delivered in medically supported environments have increased credibility in the eyes of the consumer.

While baby boomers are largely considered the main target medspa consumers, the variety of treatments and services available in medspas expand this consumer base even further. Laser Hair Removal, Acne Programs, Deep Tissue Facials and non-surgical Cellulite Treatments attract men and women well outside the baby boomer bracket.

According to U.S. Government statistics 16% of the G.D.P. will be spent on healthcare by the year 2010. As employers begin to drive healthcare costs back to consumers, consumers will begin to further scrutinize what exactly they are paying for. Effective and new healthcare approaches are being deployed in medspa facilities as physicians are recognizing that life, beauty and health enhancement products and services delivered in medically supported environments have increased credibility in the eyes of the consumer and is providing an innovative approach to traditional healthcare delivery.

What is driving the growth? US baby boomers will increase their spending on wellness-based services from approximately 200 billion dollars today to 1 trillion dollars every year over the next 10 years.With new technology and innovations consistently coming along, medical spa innovators are uniquely positioned to bring results-oriented treatments, procedures and services to meet the health, beauty and balance needs of baby boomers as well as to their health and beauty conscious children. Research indicates that this group has more disposable income than other demographic groups and takes steps to stay healthy and look good.

Another contributing factor to this triple digit growth is consumer demand. The desire to integrate medical spa procedures with lifestyle management is estimated to grow at a dramatic pace, and with good reason. Health conscious consumers over the age of 35 will number nearly 150 million in 2005. Fueled by extraordinary demand, the booming retail supplement market now exceeds $17.8 billion in annual sales. Currently, three out of every four vitamin users are over age 35. This population is expected to reach nearly 150 million—an increase of 18 percent—in 2005. In addition, consumers spend between $4 billion and $6 billion annually on visits to massage therapists. Consumers who used to get their supplement advice from the stocker in their local natural foods store are now able to talk to healthcare professionals at their local medical spa for evidence-based wellness and health advice.

What services are fueling such high revenues? The U.S. cosmetic procedure market is booming, the American Society for Dermatologic Surgery reports that demand is great for Botox and collagen injections, cellulite treatments, chemical peels, eyelid surgery, facial rejuvenation, hair restoration, laser therapy, liposuction, and vein treatments.

From a global market perspective nearly 20 million hair removal, skin rejuvenation, tattoo and pigmented lesion removal, acne reduction and photodynamic therapy treatments were performed in 2003. These earned almost $6.5 billion for practitioners and $372 million in revenue for equipment manufacturers. By 2008, this will grow to over 53 million treatments annually earning practitioners $10.4 billion and manufacturers more than $612 million, according to the Global Aesthetic Market study.

 In addition, Botox treatments are also popular. In 2003, four million procedures were performed worldwide, generating over $2.1 billion in procedure fees. By 2008, more than 10 million procedures will be performed annually, generating treatment revenue of $4.4 billion. Revenue to suppliers will grow from $656 million in 2003 to $1.6 billion in 2008. Dermal filler use isn’t far behind. More than two million procedures were performed in 2003, earning practitioners $1.2 billion and suppliers $196 million. In 2008, this will rise to almost five million treatments generating $2.3 billion for physicians and $398 million for suppliers.

Competition

The medspa industry is highly competitive. Our competitors, such as Sona MedSpas, and potential competitors include major companies and independent operators of varying sizes which are engaged in expanding their operations. Most of our competitors have greater financial, personnel and other resources than MySkin and therefore have greater leverage in acquiring prospects, hiring personnel and marketing their products and services.

Government Regulation

The performing, marketing and sale of our current products and services do not require regulatory approval or certification.  However, certain of the third party products and equipment that we sell or use in our business are subject to regulatory approval.  It is the responsibility of the third party vendors and manufacturers to obtain and maintain any regulatory approvals.  If they fail to maintain any such regulatory approvals, we may have to source substitute products and/or equipment.

In the future, states may regulate that the performance of medspa activities must be done by doctors which would be cost prohibitive to the success of our business.  To our knowledge this is currently not the case in the areas that we operate our business and the areas which we plan to expand our business to.  Failure to obtain and maintain required regulatory approvals, certifications, or compliance could prevent or delay our ability to market and sell our future products and services in such states and may subject us to significant regulatory fines or penalties.

Insurance

 We currently possess insurance to cover the services we provide.  We believe this will cover potential liabilities we may be exposed to.  However, this may not be enough be enough to cover potential claims.

Company’s office

We currently have only one location.  Our office is located at 811 Victoria Street, Costa Mesa, CA 92627 and our telephone number is (949) 209-8953.

Employees

We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced. However, we currently have no employees.  Upon future expansion we plan to hire additional employees. We conduct our operations through the services of several independent contractors. The most material consulting contract is with Marichelle Stoppenhagen who is obligated to commit no less than 40 hours per month to activities that relate to the Company which include management services and the performing of advanced skin care services such as microdermabrasions, chemical peels, laser hair removal and skin rejuvenation.  Additionally, we have contracted with Venor, Inc. to provide consulting with accounting, finance, and general business matters.  The term of the agreement with Venor, Inc. is from December 2007 through November 2008 and can be terminated given one months notice.  Venor, Inc. is paid $5,000 per month for their services and requires Venor, Inc. to work a minimum of 40 hours per month.  .  Under the agreement, we agreed to indemnify Venor, Inc. from and against any and all liability, in relation to the consulting services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Forward-looking statements are based upon estimates, forecasts, and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.  We disclaim any obligation to update forward-looking statements.  You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

We were incorporated in California on November 15, 2007.  We ceased to be a development stage enterprise effective January 1, 2008 as our planned principal operations had commenced.  MySkin offers a personalized medspa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess his or her needs and build a personalized treatment plan.  Given sufficient capital, we plan to acquire and grow our locations nationwide, as described in the “Description of Business.”

Our auditors have issued a going concern opinion which means they concluded there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. The opinion was issued because we have generated minimal revenues and minimal revenues are anticipated for the foreseeable future.

Plan of Operation

We plans to expand through developing mobile MedSpas, new store locations in young retirement communities and the acquisition of failed MedSpas.  We plan to implement a sustainable business model that focuses on the following:

•	Cost conscience;
•	Lead generation;
•	Front desk manner;
•	Customer relations;
•	Customer retention;
•	Low employee turnover by high employee job satisfaction;

As a start-up corporation, we have generated minimal revenues from our business operations. We need to raise additional cash in order to implement and expand our operations. We will need approximately $250,000 in order to allow us to operate for the next 12 months. To the extent we do not raise additional capital, our growth strategy will be curtailed.

If we cannot or do not raise such funds, we may be forced to cease operations. We do not intend to hire additional employees at this time until we complete additional fundraising or our profitability allows it. See “Liquidity and Capital Resources.”

Milestones

We have set the following milestones:

1. 0-180 days after the effectiveness of this Registration Statement we intend to raise additional funds through the private placement of debt or equity under Regulation D of the Securities Act of 1933.

2. 90-180 days after effectiveness of this Registration Statement we intend to open another location.

3. 180-270 days after effectiveness of this Registration Statement we intend to begin look for candidates for acquisition.

4. 270-365 days following effectiveness of this Registration Statement we intend to either begin open five new locations or make acquisitions.

Cash and Cash Equivalents

 As of June 30, 2008, we had cash and cash equivalents of $81,714. We anticipate that a substantial portion shall be used as working capital and to execute our growth strategy and business plan. As such, we further anticipate that we will have to raise additional capital through debt or equity financings to fund our operations during the next 12 months.

Critical Accounting Policies and Estimates

Accounts Receivable - We extend credit to our customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although we expect to fully collect amounts due, actual collections may differ from estimated amounts.  We estimate an allowance for doubtful accounts based upon a percentage of revenue earned.  When we expect that there is less than a 10% chance of collection, we write the receivable off to its allowance for doubtful accounts.  We do not typically accrue interest or fees on past due amounts.

Revenue Recognition — We recognize revenue associated with our business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows we attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — We record the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Results of Operations

Inception to December 31, 2007

Revenues

Until recently we were a development stage company which began operations in December 2007.  From inception through December 31, 2007, our activities were limited to the development of our business plan and securing our initial working capital.   We reported minimal revenues for the period from our inception on November 15, 2007 to December 31, 2007 (“2007”).

Selling, General and Administrative Expenses

In 2007, we reported total operating expenses of $9,421, which included $5,000 of consulting fees, $3,347 of training and $1,074 other general and administrative expenses.

Six Months Ended June 30, 2008

Revenues

From January 1, 2008 through June 30, 2008, we reported total revenues of $32,122 which consisted of $18,134 of service revenue and $13,978 of product revenue.

Cost of Sales

Our cost of sales were $18,096 which consisted of $8,993 related to services and $9,103 related to the cost of products

Selling, General and Administrative Expenses

During the six months ended June 30, 2008 we reported total selling, general, and administrative expenses of $46,412, which included $37,850 of consulting fees, $2,500 of auditing fees, $1,000 for transfer agent fees and $5,113 of other general and administrative expenses.  The consulting fees were paid in conjunction with general business and accounting services and a for services rendered in relation to the preparation of the registration statement on Form S-1, of which this prospectus forms a part, and work towards obtaining a market listing for our shares of common stock

Liquidity and Capital Resources

We may experience illiquidity and may be dependent on our management and shareholders to provide funds to maintain our activities.  In the event that we are not able to raise additional capital, Venor, Inc. has indicated they are willing to accrue their expenses until such time that we are financially stable. Net cash provided by operating activities in 2007 was $6,856.  Cash provided by operating activities in 2007 consisted mainly of an increase of $30,659 in accounts payable to fund our operating loss of $9,124 which was offset by an increase inventory of $6,330 and an increase in receivables from related parties of $8,349. Net cash used in operating activities for the six months ended June 30, 2008 was $1,637 which represented cash to fund our operating loss.  Cash provided by operating activities for the six months ending June 30, 2008 consisted mainly of an increase of $30,759 in accounts payable to fund our operating loss of $32,397 which was offset by an increase inventory of $5,650 and an increase in receivables from related parties of $5,876.

Net cash used in investing activities in 2007 was $7,500.Net cash from investing activities for the six months ended June 30, 2008 was $0.

Net cash provided by financing activities in 2007 was $1,000.  Net cash provided by financing activities for the six months ended June 30, 2008 was $82,995 which represented the proceeds from the sale of our securities as described later in this section.

On September 5, 2008, we entered into a Revolving Promissory Note (the “Note”) with Venor, Inc.  Under the terms of the Note, Venor, Inc. agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until March 31, 2009.  All advances shall be paid on or before March 31, 2009 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  We immediately withdrew $65,000 to partially pay for the purchase of a Harmony XL laser from Alma Laser, Ltd.

We plan to seek additional funding of $250,000 to grow faster.  In the event that we do not receive these funds, we do not have any capital commitments and believe that our current working capital is sufficient to fund our operations for the next 12 months if we take a more conservative growth strategy.  The amount our future capital requirements, however, depends primarily on the rate at which we begin generating revenues and the gross profit margins we are able to achieve. Cash used for operations will be affected by numerous known and unknown risks and uncertainties including, but not limited to, our ability to successfully market our services and the degree to which competitive services adversely impact our anticipated gross profit margins.  As long as our cash flow from operations remains insufficient to completely fund operations, we will deplete our financial resources.  If our business does not grow at the rate we internally project, we may be required to seek additional capital through equity and/or debt financing.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing stockholders may be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  Should it be necessary to raise additional working capital, there can be no assurance that acceptable financing can be obtained on suitable terms, if at all.  If we were unable to obtain the financing necessary to support our operations, we could be unable to continue as a going concern.  In that event, we could be forced to cease operations and our stockholders could lose their entire investment in our Company.

We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008 which requires us paying a consulting fee of $5,000 per month.   In the event we are unable to raise enough capital and/or our operations are not profitable we may be unable to pay Venor, Inc.

Recent Capital Raising Transaction

From February 2008 to May 2008, we completed a private placement of 420,000 shares of common stock, at a purchase price of $.20 per share, to 35 investors.  We received net proceeds of $84,000 from this transaction.  We intend to use the proceeds of this offering for professional fees and other expenses related to the registration statement of which this prospectus is a part, the cost associated with being a reporting company under the Securities Exchange Act of 1934, and for working capital for the next 12 months.

Off-Balance Sheet Transactions

There are no off-balance sheet items, and all transactions are in U.S. dollars, and we are not subject to currency fluctuations or similar market risks.

DESCRIPTION OF PROPERTY

We currently occupy approximately 1200 square feet of office space located at 811 Victoria Street, Costa Mesa, CA 92627. We have a six month lease which we pay $2,400 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008 to consult on accounting, finance, and general business matters.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of the agreement, Venor, Inc. is paid $5,000 per month for their services and requires Venor, Inc. to work a minimum of 40 hours per month.  Additionally, we agreed to indemnify Venor, Inc. from and against any and all liability, in relation to the consulting services.

On September 5, 2008, we entered into a Note with Venor, Inc.  Under the terms of the Note, Venor, Inc. agreed to advance us, from time to time and at the request of the Company, amounts up to an aggregate of $100,000 until March 31, 2009.  All advances shall be paid on or before March 31, 2009 and interest shall accrue from the date of any advances on any principal amount withdrawn, and on accrued and unpaid interest thereon, at the rate of six percent (6%) per annum, compounded annually.  We immediately withdrew $65,000 to partially pay for the purchase of a Harmony XL laser.

We entered into a consulting contract with Marichelle Stoppenhagen who is obligated to commit no less than 40 hours per month to activities that relate to the Company which include management services and the performing of advanced skin care services such as microdermabrasions, chemical peels, laser hair removal and skin rejuvenation at a rate of $65 per hour.

In December 2007, we assumed $8,349 of Ms. Stoppenhagen’s liabilities which we recorded as due from related party. These liabilities related to personal expenses incurred prior to December 2007.  As of June 30, 2008, Ms. Stoppenhagen has repaid $5,876 which leaves an unpaid balance of $2,473.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices as determined by the selling stockholders.

As of June 30, 2008, there were 1,420,000 shares of our common stock outstanding. We are registering 210,000 shares of common stock in this registration statement. Currently, we have issued 20,000 options to our directors.

Holders of Common Stock

We had 36 shareholders of record of our common stock as of June 30, 2008.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

EXECUTIVE COMPENSATION

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and by each other executive officer whose total annual salary and bonus exceeded $100,000 during the six months ending June 30, 2008 and fiscal period ended December 31, 2007. Other than as set forth below, no executive officer’s total annual compensation exceeded $100,000 during our last fiscal period.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Marichelle Stoppenhagen(1)
	2007							$5,000	$5,000
President, Chief Financial Officer and Director	2008	$7,800	-	-	-	-	-	$30,000	$37,800

(1)	Marichelle Stoppenhagen, our President was paid at a rate of $65.00 per hour for services rendered for the six months ended June 30, 2008 and fiscal year ended December 31, 2007.
(2)	This if for amounts accrued for services performed by Venor, Inc. As of June 30, 2008, of the $35,000 accrued for services provided by Venor, Inc. the Company has paid $5,000.

We have entered into a consulting agreement with Marichelle Stoppenhagen, our President, whereby she is paid at a rate of $65.00 per hour for services in conjunction with running the operations.  In 2007, Ms. Stoppenhagen was not paid any consulting fee.  For the six months ended June 30, 2008, Ms. Stoppenhagen was paid $7,800.  Additionally, we have entered into an agreement with Venor, Inc., which is beneficially owned by Mr. Stoppenhagen.  In 2007, we accrued $5,000 for Venor, Inc.’s services which was paid in the first quarter of 2008.  For the six months ended June 30, 2008, we accrued $30,000 for Venor, Inc. of which none has been paid.

None of the executive officers have received a bonus or deferred compensation.

Outstanding Equity Awards at June 30, 2006 and December 31, Fiscal Year End: None

Option Exercises and Stock Vested Table: None

Pension Benefits Table: None

Nonqualified Deferred Compensation Table: None.

All Other Compensation Table: None.

Perquisites Table: None.

There are no existing or planned option/SAR grants.

Director Compensation

Our directors did not receive any compensation in the fiscal year ending December 31, 2007. While our board of directors has adopted a compensation package for directors whereby the board members will receive 10,000 stock options per year issued at the then current market price, we have not established a formal equity incentive plan and none exist as of the date of this prospectus.  We plan to establish such a plan and obtain the requisite approvals from our board of directors and shareholders.

All directors receive no cash compensation for their services as directors.

Employment Contracts and Termination of Employment and Change in Control Arrangements with any of the Board of Directors.

There are no employment contracts, compensatory plans or arrangements (except as referenced above regarding Ms. Stoppenhagen’s consulting contract), including payments to be received from the Company with respect to any executive officer of the Company which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or its subsidiaries, any change in control of the Company or a change in the person's responsibilities following a change in control of the Company. Nor are there any agreements or understandings for any director or executive officer to resign at the request of another person. None of the Company's directors or executive officers is acting on behalf of or will act at the direction of any other person.

Compensation Pursuant to Plans; Pension Table: We have no retirement, pension, profit sharing, or other plan covering any of our officers and directors.

We have adopted no formal stock option plans for our officers, directors and/or employees. We reserve the right to adopt one or more stock options plans in the future. Presently we have no plans to issue additional shares of our common or preferred stock or options to acquire the same to our officers, directors or their affiliates or associates except for the board of director’s compensation plan.

WHERE TO GET MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Upon the effectiveness of this prospectus, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

MYSKIN, INC.
(A Development Stage Enterprise)
Financial Statement
December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

MySkin, Inc.

Newport Beach, California

We have audited the accompanying balance sheet of MySkin, Inc., ( A Development Stage Enterprise)  (the “Company”) as of December 31, 2007 and the related  statements of operations, stockholders’ equity (deficit), and cash flows from inception ( November 15, 2007) to December 31, 2007.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit considered internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and the results of its operations, changes in equity and its cash flows from inception (November 15, 2007) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses from operations, anticipates additional losses in the next year and has insufficient working capital as of December 31, 2007 to fund such losses. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern. These financial statements do not include any adjustments that might result from the resolution of such uncertainty.

 /s/GOLDMAN PARKS KURLAND MOHIDIN LLP
Goldman Parks Kurland Mohidin  LLP
Encino, California

May 9, 2008

 MYSKIN, INC.
(A Development Stage Enterprise)
 BALANCE SHEET

December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$356
Inventory	6,330
Due from related parties	8,349
TOTAL CURRENT ASSETS	15,035
Fixed assets, net of accumulated depreciation	7,500
TOTAL ASSETS	$22,535

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$30,659
Due to related party	5,000
TOTAL CURRENT LIABILITIES	30,659

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value, 50,000,000 shares authorized, 1,000,000 issued and outstanding at December 31, 2007	1,000
Accumulated deficit	(9,124)
Total stockholders’ deficit	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$22,535

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF OPERATIONS
Year Ended December 31, 2007

Revenues	$352
Cost of Sales	55
GROSS PROFIT	297

Selling, general and administrative expenses	9,421
NET LOSS	(9,124)
NET LOSS PER SHARE OF COMMON STOCK	$(0.01)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,000,000

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FROM NOVEMBER 15, 2007 TO DECEMBER 31, 2007

	Common Stock
	Shares	Amount	Accumulated Deficit	Total Stockholders’ Deficit
BALANCE, DECEMBER 31, 2006
Issuance of common stock	1,000,000	$1,000	$-	$1, 000
Net loss			(9,124)	(9,124)
BALANCE, DECEMBER 31, 2007	1,000,000	$1,000	$(9,124)	$(8,124)

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
 STATEMENT OF CASH FLOWS
FROM NOVEMBER 15, 2007 TO DECEMBER 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,124)
Adjustments to reconcile net loss to net cash provided by operating activities:
Inventory	(6,330)
Due from related parties	(8,349)
Accounts payable and accrued expenses	30,659
Net cash provided by operating activities	6,856
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(7,500)
Net cash used in investing activities	(7,500)
CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock issued	1,000
Net cash provided by financing activities	1,000
NET INCREASE IN CASH & CASH EQUIVLANTS	356
CASH & CASH EQUIVLANTS, Beginning of period	—
CASH & CASH EQUIVLANTS, End of period	$356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the period for:
Interest	$—

See accompanying notes to financial statements.

MYSKIN, INC.
(A Development Stage Enterprise)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California Corporation, was incorporated on November 15, 2007.  The Company is a development stage enterprise.  MySkin offers a personalized MedSpa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess his or her needs and build a personalized treatment plan allowing the client to look the best possible.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $9,124 at December 31, 2007.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years. The fixed assets consist of one microdermabrasion machine.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed. The Company currently does not allow any return rights.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash and accounts payable.  The carrying values of cash and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —

   Business Combinations-In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in  Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in  Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is de. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our financial position, results of operations and cash flows.

Fair Value Measurements-In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R-In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

NOTE 2 - COMMITMENTS AND CONTINGENCIES

 Leases — Currently, the Company does not have a lease, but is in the process of securing one.  Currently, the Company’s principal shareholder provides offices at no charge.  The Company deems the rent immaterial.

Employment and Consulting Agreements — We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.

Litigation — The Company is from time to time involved in legal proceedings arising from the normal course of business.

NOTE 3 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at December 31, 2007. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of December 31, 2007, the Company had deposits of $356 that did exceeded federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 4 - RELATED PARTIES

In December 2007, we assumed $8,349 of Ms. Stoppenhagen’s liabilities which we recorded as due from related party.

   We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.   During the year ended December 31, 2007, the Company accrued $5,000 under this contract which was paid in March 2008.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

NOTE 5 – INCOME TAX

As of December 31, 2007 the deferred tax asset is as follows:

Net operating loss carryforwards	$3,558
Less valuation allowance	(3,558)
$-

Management has elected to provide a deferred tax asset valuation allowance equal to the potential benefit due to the Company’s loss. When the Company demonstrates the ability to generate taxable income, management will re-evaluate the allowance.

As of December 31, 2007, the Company has a federal and state net operating loss carry-forward of approximately $9,124 that is available to offset future taxable income that expires as follows:

Federal	State	Net Operating Loss
2027	2012	$9,124
		$9,124

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% for the period ended December 31, 2007 is as follows:

Income tax benefit at federal statutory rate	$3,102
State income tax benefit, net of effect on federal taxes	458
Increase in valuation allowance	(3,558)
Income tax expenses (benefit)	$-

NOTE 6 – SUBSEQUENT EVENTS

The Board of Directors has authorized the Company to sell up to $200,000 of the Company’s common stock at $0.20 per share in a private placement.

MYSKIN, INC.

Financial Statement
June 30, 2008

 MYSKIN, INC.
BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,714	$356
Accounts receivable	100	—
Inventory	11,981	6,330
Prepaid expense	1,000	—
Due from related parties	2,473	8,349
TOTAL CURRENT ASSETS	97,268	15,035
Fixed assets, net of accumulated depreciation of $875 and zero at June 30, 2008 and December 31, 2007, respectively	6,625	7,500
TOTAL ASSETS	$103,893	$22,535

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$61,418	$30,659
Due related party	30,000	5,000
TOTAL CURRENT LIABILITIES	61,418	30,659

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.001 par value, 50,000,000 shares authorized, 1,420,000 and 1,000,000 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	1,420	1,000
Additional paid in capital	82,575
Accumulated deficit	(41,520)	(9,124)
Total stockholders' equity (deficit)	42,475	(8,124)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$103,893	$22,535

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENT OF OPERATIONS
(Unaudited)

Six Months Ended June 30, 2008
Revenues
Services	$18,134
Product	13,978
Total Revenue	32,112
Cost of Sales	18,096
GROSS PROFIT	14,016

Selling, general and administrative expenses	46,412
NET LOSS	(32,396)
NET LOSS PER SHARE OF COMMON STOCK	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING	1,244,000

See accompanying notes to financial statements.

MYSKIN, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid in Capital		Accumulated Deficit	Total Stockholders’ Equity
BALANCE, DECEMBER 31, 2006
Issuance of common stock	1,000,000	$1,000	$		$-	$1, 000
Net loss					(9,124)	(9,124)
BALANCE, DECEMBER 31, 2007	1,000,000	1,000			(9,124)	(8,124)
Issuance of common stock	420,000	420		82,575		82,995
Net loss					(32,396)	(32,396)
BALANCE, JUNE 30, 2008	1,420,000	$1,420		$82,575	$(41,520)	$42,475

See accompanying notes to financial statements.

MYSKIN, INC.
 STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2008
(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	875
Accounts receivable	(100)
Inventory	(5,651)
Prepaid expenses	(1,000)
Due from related parties	5,876
Accounts payable and accrued expenses	30,759
Net cash used in operating activities	(1,637)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from common stock	84,000
Offering costs on issuance of common stock	(1,005)
Net cash provided by financing activities	82,995
NET INCREASE IN CASH & CASH EQUIVLANTS	81,358
CASH & CASH EQUIVLANTS, Beginning of period	356
CASH & CASH EQUIVLANTS, End of period	$81,714

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received / (paid) during the period for:
Interest	$—

See accompanying notes to financial statements.

MYSKIN, INC.
NOTES TO FINANCIAL STATEMENTS
JUNE 30, 2008
(Unaudited)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Current Operations and Background — MySkin, Inc. (“MySkin” or the “Company”), a California corporation, was incorporated on November 15, 2007.  Until recently, we were development stage enterprise.  MySkin offers a personalized MedSpa experience.  We take a comprehensive approach to skin care, recognizing that each client has different needs in preservation, reparation, maintenance and enhancement. Each client is assigned a professional registered nurse who will follow his or her skin’s progress and will effectively assess her or his needs and build a personalized treatment plan allowing the client to look the best possible.  The Company ceased to be a development stage enterprise effective January 1, 2008 as the planned principal operations had commenced.

Going Concern — The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  The Company has suffered losses from operations since its inception and has an accumulated deficit of $41,520 at June 30, 2008.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.  The recovery of the Company’s assets is dependent upon continued operations of the Company.

In addition, the recovery of the Company’s assets is dependent upon future events, the outcome of which is undetermined.  The Company intends to continue to attempts to raise additional capital, but there can be no certainty that such efforts will be successful.

Basis of Presentation— The financial statements reflect the financial position, results of operations and cash flows of the Company.

Use of Estimates —The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — The Company considers investments with original maturities of 90 days or less to be cash equivalents.

Accounts Receivable - The Company extends credit to its customers. Collateral is generally not required. Credit losses are provided for in the financial statements based on management’s evaluation of historical and current industry trends. Although the Company expects to fully collect amounts due, actual collections may differ from estimated amounts.  The Company estimates an allowance for doubtful accounts based upon a percentage of revenue earned.  When the Company expects that there is less than a 10% chance of collection, the Company writes the receivable off to its allowance for doubtful accounts.  The Company does not typically accrue interest or fees on past due amounts.

Inventory - Inventory is valued at the lower of cost or market.  Cost is determined using standard costs, which approximates the first-in, first-out method.

Fixed Assets — Fixed assets are stated at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to five years.

Revenue Recognition — The Company recognizes revenue associated with its business on product sales after shipment of the product to the customer or the service is performed.

Advertising Costs --- Advertising costs have primarily consisted of advertising materials and costs of trade shows the Company has attended. All advertising costs have been expensed as incurred.

Shipping and Handling Costs — The Company records the revenue related to shipping and handling costs charged to customers in revenues.  The related expense is recorded in cost of sales in the accompanying statements of operations.

Income Taxes — Income taxes are recorded using the asset and liability method. Under the asset and liability method, tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that enactment occurs. To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.  As a result of the implementation of FIN 48, the Company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48.  As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders equity.  When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained.  The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any.  Tax positions taken are not offset or aggregated with other positions.  Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest associated with unrecognized tax benefits are classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Net Loss Per Share — The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per Share.” Under the provisions of SFAS No. 128, basic net loss per share includes no dilution and is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  Dilution loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock that are not anti-dilutive.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.  The Company maintains its cash with high credit quality financial institutions; at times, such balances with any one financial institution are not insured by the FDIC.  Concentration of credit risk associated with accounts receivable is significant due to the limited number of customers.  The Company performs ongoing credit evaluations of its customers and generally requires partial deposits.

Financial Instruments —The Company’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses.  The carrying values of cash, accounts receivable and accounts payable are representative of their fair values due to their short-term maturities.

Recently Issued Accounting Pronouncements —

Business Combinations-In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items, including:

•	Acquisition costs will be generally expensed as incurred;
•	Noncontrolling interests (formerly known as “minority interests” – see SFAS 160 discussion below) will be valued at fair value at the acquisition date;
•
Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•	In-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date;
•	Restructuring costs associated with a business combination will be generally expensed subsequent to the acquisition date; and
•	Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141R also includes a substantial number of new disclosure requirements. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. Accordingly, since we are a calendar year-end company we will continue to record and disclose business combinations following existing GAAP until January 1, 2009. We expect SFAS 141R will have an impact on accounting for business combinations once adopted but the effect is dependent upon acquisitions at that time.

Noncontrolling Interests in  Financial Statements – An Amendment of ARB No. 51-In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in  Financial Statements - An Amendment of ARB No. 51 (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the  financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in  net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is de. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Like SFAS 141R discussed above, earlier adoption is prohibited. We have not completed our evaluation of the potential impact, if any, of the adoption of SFAS 160 on our financial position, results of operations and cash flows.

Fair Value Measurements-In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for fiscal year, including financial statements for an interim period within the fiscal year. The Company is currently evaluating the impact, if any, that SFAS No. 157 will have on its financial statements.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R-In September 2006, the FASB, issued SFAS, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R,” which requires employers to recognize the underfunded or overfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income. Additionally, SFAS No. 158 requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position. The new reporting requirements and related new footnote disclosure rules of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. We adopted the provisions of SFAS No. 158 and the effect of recognizing the funded status in accumulated other comprehensive income was not significant. The new measurement date requirement applies for fiscal years ending after December 15, 2008.

NOTE 2 - CONCENTRATION OF CREDIT RISK

Although we are directly affected by the economic well being of significant customers, we do not believe that significant credit risk exists at June 30, 2008. We perform ongoing evaluations of our customers.

The Company maintains its cash balances in various financial institutions that from time to time exceed amounts insured by the Federal Deposit Insurance Corporation up to $100,000, per financial institution.  As of June 30, 2008, the Company had deposits of $81,714 that did not exceed federally-insured amounts.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

NOTE 3 - RELATED PARTIES

In December 2007, we assumed $8,349 of Ms. Stoppenhagen’s liabilities which we recorded as due from related party. As of June 30, 2008, Ms. Stoppenhagen has repaid $5,876 which leaves an unpaid balance of $2,473.

   We entered into a financial consulting agreement with Venor, Inc. from December 2007 through November 2008.  Venor, Inc. is beneficially owned by Ms. Stoppenhagen, our president and principal shareholder, and Ms. Stoppenhagen’s husband. Under the terms of this agreement, we pay a consulting fee of $5,000 per month.  During the year ended December 31, 2007, the Company accrued $5,000 under this contract which was paid in March 2008.  During the period ended June 30, 2008, the Company accrued $30,000 under this contract of which none was paid as of June 30, 2008.

We have adopted a written policy within our code of ethics that prohibits our executive officers and directors from entering into a related party transaction with us without the prior consent of our board of directors. All of our directors, executive officers and employees are required to report any such related party transaction to our board of directors.

NOTE 4 – STOCK OPTIONS AND WARRANTS

On May 27, 2008, the Company granted 20,000 options with an exercise price of $0.20 to non-management board members.  The options vest quarterly starting July 31, 2008 and have an expiration period of 10 years.  We will record compensation expense in the quarters in which the options vest.  The Company has assumed that all stock options issued during the quarter will vest.  To account for such grants, we recorded deferred stock compensation of $4,000 as an offset to additional paid in capital, and will recognize compensation expense related to this issuance when the options vest.  Though these expenses will result in a deferred tax benefit, we have a full valuation allowance against the deferred tax benefit.

The Company has elected to adopt the detailed method provided in SFAS No. 123(R) for calculating the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the income tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS No. 123(R).

The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model.  The Black-Scholes option pricing model has assumptions for risk free interest rates, dividends, stock volatility and expected life of an option grant.  The risk free interest rate is based upon market yields for United States Treasury debt securities at a 7-year constant maturity.  Dividend rates are based on the Company’s dividend history.  The stock volatility factor is based on the last 60 days of market prices prior to the grant date.  The expected life of an option grant is based on management’s estimate.  The fair value of each option grant, as calculated by the Black-Scholes method, is recognized as compensation expense on a straight-line basis over the vesting period of each stock option award.

The following assumptions were used to determine the fair value of stock options granted using the Black-Scholes option-pricing model:

2008
Dividend yield	0.0%
Volatility	300%
Average expected option life	6.67 years
Risk-free interest rate	4.30%

The following table summarizes activity in the Company's stock option plans during the six months ended June 30, 2008 and the year ended December 31, 2007:

	Number of Shares	Weighted Average Price Per Share
Balance at December 31, 2007	—	$—
Granted	20,000	0.20
Balance at June 30, 2008	20,000	$0.20

The following summarizes pricing and term information for options issued to employees and directors which are outstanding as of June 30, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at June 30, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at June 30, 2006	Weighted Average Exercise Price
$0.20	20,000	10.00	$0.20	—	$—
$0.20	20,000	10.00	$0.20	—	$—

NOTE 5 – EARNINGS PER SHARE

The following table sets forth common stock equivalents (potential common stock) for six months ended June 30, 2008 that are not included in the loss per share calculation above because their effect would be anti-dilutive for the periods indicated:

Six Months Ended
2008
Weighted average common stock equivalents:
Stock options	20,000
Warrants	—

NOTE 6 – SUBSEQUENT EVENTS

None

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

MYSKIN, INC.

210,000 shares
common stock
$.001 par value

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers.

The California Corporations Code, under which we are organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under California law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by California law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

Our articles of incorporation contain a provision which eliminates the personal monetary liability of directors to the extent allowed under California law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, and not “negligence” or “gross negligence” in satisfying his or her duty of care. California law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, our articles of incorporation and bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by California law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise. We have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the registration of shares described in the registration statement. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares.

Securities and Exchange Commission Registration Fee	$11
Legal Fees and Expenses	11,000
Accounting Fees and Expenses	3,000
Other Expenses	1,000

Total Expenses	$15,063

Recent Sales of Unregistered Securities.

During the past three years, we have sold the following shares of common stock which were not registered under the Securities Act of 1933 as amended:

(1)	On December 3, 2007, we issued 1,000,000 shares of common stock to Marichelle Stoppenhagen, our director, president, secretary and treasurer, at a price of $0.001 per share, as founder shares.

(2)	We sold 420,000 shares of common stock at a purchase price of $0.20 per share to various outside investors in a private placement transaction which was completed on May 30, 2008.

All of the foregoing shares of common stock were offered and sold to the above referenced shareholders in reliance on Section 505 of Regulation D of the Securities Act of 1933, as amended and comparable exemptions for sales to “accredited” investors under state securities laws.  Rule 505 provides an exemption for offers and sales of securities totaling up to $5 million in any 12-month period. Under this exemption, you may sell to an unlimited number of "accredited investors" and up to 35 other persons who do not need to satisfy the sophistication or wealth standards associated with other exemptions.  The Corporation obtained subscription agreements from all investors which indicated whether or not the investors were accredited.   There were a total of 17 non-accredited investors.   All of the above sales were made without general solicitation.   No commissions were paid to anyone  The total aggregate value of all of the issuances was $84,000 which was substantially less than $5,000,000.

Exhibits

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
10.3	Revolving Promissory Note	Filed herewith
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
For determining any liability under the Securities Act of 1933, treat each  post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

Reliance on Rule 430C: Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Form S-1 to be signed on its behalf by the undersigned, in the City of Costa Mesa, California on September 18, 2008.

MYSKIN, INC., a California corporation

/s/ Marichelle Stoppenhagen
Name:	Marichelle Stoppenhagen
Title:	President, Secretary & Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Marichelle Stoppenhagen	September 18, 2008
President, Secretary, Chief Financial Officer & Director

/s/ Jeremy Paye	September 18, 2008
Director

/s/ Paul Matthews	September 18, 2008
Director

Exhibit Index

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated November 15, 2007.	Filed herewith.
3.2	Bylaws of Registrant	Filed herewith.
3.3	Audit Committee Charter, dated May 27, 2008	Filed herewith.
5.1	Opinion of WEINTRAUB GENSHLEA CHEDIAK as to the legality of securities being registered (includes consent)	Filed herewith.
10.1	Agreement with Venor, Inc.	Filed herewith.
10.2	Agreement with Marichelle Stoppenhagen	Filed herewith.
10.3	Revolving Promissory Note	Filed herewith
14.1	Code of Ethics, dated May 27, 2008	Filed herewith
23.1	Consent of Goldman Parks Kurland Mohidin, LLP	Filed herewith.
23.2	Consent of WEINTRAUB GENSHLEA CHEDIAK (Included in 5.1 above)	Filed herewith.
24.1	Power of Attorney	Filed herewith.